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                                                                Exhibit 10.01


                          [Travelers Group Letterhead]



PERSONAL AND CONFIDENTIAL
-------------------------

August 14, 1997

Mr. Thomas W. Jones
114 Adams Lane
New Canaan, CT  06840

Dear Tom:

We are pleased to offer you employment as Vice Chairman of Travelers Group and Chairman and Chief Executive Officer of Smith Barney Asset Management, reporting to me. The term of your employment will commence on or about August 18, 1997.

Your compensation will consist of the following:

- salary, paid in accordance with the company's standard procedures in effect from time to time (currently semi-monthly), at an annual rate of $700,000, guaranteed at this annual rate through August 31, 2000.

- guaranteed level of incentive compensation for each of calendar years 1997 and 1998 of $1,300,000. Incentive compensation for 1999 and there-after will be discretionary. Incentive compensation is subject to participation in our Capital Accumulation Plan.

- a grant of 200,000 options on Travelers Group common stock, pursuant to the Travelers Group Stock Incentive Plan, with an exercise price based on the closing market price (composite transactions) on the day before you commence employment.

In addition, Travelers Group will make a three (3) year forgivable loan to you in the amount of $1,200,000 on a standard form of forgivable loan agreement.

Travelers Group offers a comprehensive employee benefits program which includes medical and dental coverage, life insurance, disability insurance, retirement plan, and 401(k) savings plan. You are eligible to participate in most of these plans on the first day your employment commences. An orientation to company benefits and other services will be provided at your convenience.

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Mr. Thomas W. Jones
August 14, 1997
Page Two


This letter describes our offer of employment with our company. Any other discussions that you may have had with us are not part of our offer unless they are described in this letter or in the attached Travelers Group Principles of Employment.

Tom, we are all very excited about you joining our company. We look forward to your acceptance of our offer. Please indicate your acceptance of our offer below and return it to my office.

Sincerely,                             Accepted:


/s/ Sanford I. Weill                  /s/ Thomas W. Jones
                                      -------------------

                                       Thomas W. Jones

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